Exhibit 99.1

BioDrain Announces First Quarter 2013 Results

Q1 2013 Revenues Increased Over 450% Compared to Q1 2012

MINNEAPOLIS, May 15, 2013 /PRNewswire/ -- BioDrain Medical, Inc. (OTCQB:BIOR) (the "Company"), producer of the FDA approved STREAMWAY™ System for automated, direct-to-drain surgical fluid disposal that reduces the risk of exposure to hazardous waste, today reported its results for the first quarter ended March 31, 2013.

Key Highlights:

  Revenues of $127,727 for Q1 2013 were up over 450% compared to Q1 2012
  Sales to operating rooms, surgical centers and hospital systems in new geographies have expanded BioDrain's presence in the surgical waste fluid management industry
  Purchase order and trial unit for the first quarter exceed 20 STREAMWAY Systems

Revenues for the first quarter of 2013 were $127,727, up over 450% compared to $22,635for the same period in 2012. Gross profit for the first quarter of 2013 was $86,123, nearly a 10-fold increase from $8,829for the same period in 2012.

Net loss for the period was ($2.1) million, or ($0.02) per diluted share, compared to net loss of ($713,367), or ($0.02) per diluted share, in the comparable period in 2012. The increased loss resulted in part from increased stock compensation costs due to stock option valuations for the first quarter, as well as an increase in investor stock compensation, a method of remuneration to an investor in lieu of cash equity financing raised as the Company ramps up production to meet second and third quarter demand. BioDrain CEO, Josh Kornberg, emphasized, "We have proposed additional small financing to allow us to further our production capability to meet market demand."

Mr. Kornberg continued, "BioDrain had a great first quarter in 2013. Not only do we have a robust new business pipeline that includes numerous hospital networks and surgical centers, but in the past several weeks we have added new installations and expanded our presence in the Northeast and Mid-Atlantic regions, which are now primed for future growth. Thanks to a successful sales quarter, we are continuing to see increased interest from facilities across the U.S. and have drawn major interest from international medical equipment distributors, which could add significantly to the Company's sales force." He concluded, "We are experiencing significant momentum as the market becomes educated and continues to demand the safest and most effective waste management systems. On the heels of a great first quarter, we look forward to continuing the conversion of successful trials into sales and leveraging our relationships and existing installations to make further headway into the market. We believe this momentum will continue throughout the rest of 2013 and beyond."

About BioDrain Medical

BioDrain Medical, Inc. has a fully automated, patented, FDA cleared, surgical fluid disposal system that virtually eliminates certain operating room workers' exposure to blood, irrigation fluid and other potentially infectious fluids found in the surgical environment. Today's manual surgical fluid handling methods of hand-carrying filled surgical fluid canisters and emptying these canisters is an exposure risk and an antiquated approach to the handling of surgical fluid waste. BioDrain's STREAMWAY System fully automates the collection, measurement and disposal of surgical fluids and is designed to result in: 1) reducing overhead costs to hospitals and surgical centers, 2) improving Occupational State and Health Association (OSHA) and other regulatory compliance agencies' safety concerns, and 3) streamlining the efficiency and reducing the operating costs of the operating room.

BioDrain's STREAMWAY System is eco-friendly as it contributes to cleaning up the environment. Currently, approximately 50 million bloody, potentially disease infected canisters go to landfills annually in the United States. These tainted canisters can remain in landfills for years to come. With the installation of BioDrain's STREAMWAY System, the number of canisters can be significantly reduced. BioDrain Medical, Inc.'s STREAMWAY System is designed to make the operating room and our environment safer, cleaner, and better. BioDrain products are currently being represented by independent professional sales representatives that cater to the needs of hospitals and ambulatory surgical centers across the country. For additional information, please visit: www.biodrainmedical.com.

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Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, inability to raise sufficient additional capital to operate our business; unexpected costs and operating deficits, and lower than expected sales and revenues, if any; adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; and inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the company's financial position. See the Company's most recent Annual Report on Form 10-K, as amended, and subsequent reports and other filings at www.sec.gov.

Public Relations Contact:

Samantha Wolf

KCSA Strategic Communications

212-896-1220

swolf@kcsa.com

Investor Relations Contacts:

Phil Carlson / Josh Dver

KCSA Strategic Communications

212-896-1233 / 212-896-1239

biodrain@kcsa.com

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